Exhibit 10.4

Full Value Award

Grant Certificate

For

Scott Grinis

Envestnet, Inc. (“Company”) hereby grants to you a Full Value Award of Restricted Stock Units under the Envestnet, Inc. 2010 Long-Term Incentive Plan (“Plan”), to receive the number of shares of Company Stock as set forth below, subject to all terms and conditions of this Full Value Award Grant Certificate (“Certificate”), the Full Value Award Terms and Conditions and the Plan:

Number of RSUs	Grant Date	Vesting Date
2,916	8/2/16	11/2/16
2,917	8/2/16	2/2/17
2,917	8/2/16	5/2/17
2,916	8/2/16	8/2/17
2,917	8/2/16	11/2/17
2,917	8/2/16	2/2/18
2,916	8/2/16	5/2/18
2,917	8/2/16	8/2/18
2,917	8/2/16	11/2/18
2,916	8/2/16	2/2/19
2,917	8/2/16	5/2/19
2,917	8/2/16	8/2/19

Total: 35,000

Notwithstanding the foregoing, you will vest in such portion of the Full Value Award scheduled to vest on the applicable Vesting Date provided that you remain an employee of the Company from the Full Value Award Grant Date set forth above until the applicable Vesting Date set forth above with respect to any portion of the Full Value Award scheduled to vest on such Vesting Date.  Except as expressly set forth in the Terms and Conditions, any portion of this award that is not vested upon your termination of employment shall be forfeited.  Subject to your continued employment through the vesting date, on the vesting date, to the extent not previously forfeited, you shall be entitled to a distribution of shares of Stock in settlement of your RSUs.

This Full Value Award is subject to the terms and conditions set forth in this Certificate, the Full Value Award Terms and Conditions and the Plan.  All terms and provisions of the Full Value Award Terms and Conditions and the Plan, as the same may be amended from time to time, are incorporated herein and made part of this

Certificate.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.  All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

This Certificate, the Full Value Award Terms and Conditions and the Plan set forth the entire understanding between you and the Company regarding this Full Value Award and supersede all prior oral and written agreements with respect thereto.

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ENVESTNET, INC.

2010 LONG-TERM INCENTIVE PLAN

FULL VALUE AWARD (RESTRICTED STOCK UNITS) TERMS AND CONDITIONS

The following Full Value Award (Restricted Stock Unit) Terms and Conditions (the “Terms and Conditions”) apply to Full Value Awards in the form of restricted stock granted by Envestnet, Inc. to the Participant whose name appears on the Full Value Award Grant Certificate (“Certificate”), to which these Terms and Conditions are attached (or into which these Terms and Conditions are incorporated).

1.             Award.  The Full Value Award is in all respects subject to the terms, definitions and provisions of the Envestnet, Inc. 2010 Long-Term Incentive Plan (“Plan”) and the Certificate, each of which is incorporated herein by reference, as well as these Terms and Conditions.  These Terms and Conditions, together with the Certificate, and the Plan constitute the Full Value Award agreement under the Plan.  Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

2.             Vesting.  Subject to paragraph 4 below, this Full Value Award shall vest as set forth in the Certificate attached hereto.

3.             Distribution. After distribution of a share of Stock for a Unit, the Unit shall have no further force or effect. Notwithstanding anything in the contrary in any agreement between the Participant and the Company or a subsidiary, the Participant acknowledges and agrees that the RSUs shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Certificate, the Full Value Award Terms and Conditions, and the Plan.

4.             Accelerated Vesting.

(a)           In Connection with Change in Control.  In the event that (a) the Participant’s employment or service, as applicable, is terminated by the Company or the successor to the Company (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following a Change in Control, or (b) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Full Value Awards under the Plan, this Full Value Award shall immediately become fully vested. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Full Value Awards pursuant to subsection 4.3 of the Plan, and immediately following the Change in Control the Participant becomes employed (if the Participant was an employee immediately prior to the Change in Control) or a board member (if the Participant was an Outside Director immediately prior to the Change in Control) of the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of the foregoing provisions until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

(b)           Termination.  Except as provided in Section 2 or this Section 4, any RSUs for which the Restricted Period has not ended prior to or upon the Participant’s Termination Date, shall be forfeited.  If the Participant incurs a termination of employment without “Cause” (as defined in the Participant’s employment agreement, dated August 2, 2016 (the “Employment Agreement”)), or due to “Permanent Disability” (as defined in the Employment Agreement), or due to death, or if the Participant resigns for “Good Reason” (as defined in the Employment Agreement) (each such termination referred to as a “Vesting Termination”) prior to the vesting of any RSUs, subject to the Participant signing and not revoking a release of claims (as described in the Employment Agreement), the Restricted Period shall end with respect to all outstanding RSUs to the extent the applicable Restricted Period had not yet expired prior to the Vesting Termination.  The release must be executed, and any revocation period must have expired, within sixty (60) days after the Participant’s Termination Date.  Notwithstanding the foregoing, in the event the Participant incurs a termination with Cause or the Participant resigns without Good Reason, or in the event the release does not become effective within sixty (60) days after the Participant’s Termination Date, as required in the previous sentence following a Vesting Termination, the Participant shall immediately forfeit his or her right to any vesting of any RSUs for which the Restricted Period has not ended as of the Participant’s Termination Date.

5.             Withholding.  This Full Value Award  is subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee,  through the surrender of shares of Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the

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Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6.             Transferability.  This Full Value Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Full Value Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

7.             Adjustment of Award.  The number and type of shares of Stock subject to this Full Value Award will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

8.             No Implied Rights.  Neither the Plan nor this Full Value Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Full Value Award. Except as otherwise provided in the Plan or this Full Value Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

9.             Plan Governs.  This Full Value Award shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

10.          Amendment and Termination.  The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Certificate or these Terms and Conditions, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under this Full Value Award.  Adjustments pursuant to subsection 4.3 of the Plan shall not be subject to the foregoing limitations.  It is the intention of the Company that, to the extent that any provisions of this Plan or this Full Value Award are subject to section 409A of the Code, the Plan and this Full Value Award comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan, the Certificate and these Terms and Conditions as it deems necessary to conform to section 409A.

11.          Applicable Law.  The Plan and this Full Value Award shall be construed in accordance with the laws of the State of Delaware.

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